SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   F O R M 8-K

     Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported ) December 13, 2000

                           ---------------------------

                          TRANSMEDIA ASIA PACIFIC, INC.
             (Exact name of registrant as specified in its charter)

             Delaware                                           13-3760219
  (State or other jurisdiction                               (I.R.S. Employer
of incorporation or organization)                           Identification No.)

                               11 St. James Square
                             London SW1Y 4LB England
                     (Address of principal executive offices)

     Registrant's telephone number, including area code: 011-44-207-930-0706

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Item 5. Other Events and Regulation FD Disclosure

      On December 13, 2000, pursuant to an Exchange Agreement dated as of December 12, 2000, by and among Transmedia Asia Pacific, Inc. (the "Company") and Advantage Fund II Ltd. ("Advantage") and Koch Investment Group Limited ("Koch"), the Company issued and delivered to:

      (a) Advantage (i) a 12% Secured Convertible Note ("Note") of the Company in the aggregate principal amount of $6,234,000.00 and (ii) a Common Stock Purchase Warrant (a "Warrant") to purchase 1,373,493 shares of Common Stock, $.00001 par value (the "Common Stock"), of the Company at an exercise price of $0.75 per share in exchange for the delivery by Advantage to the Company for cancellation of (x) 6,000 shares of the Company's Series A Convertible Preferred Stock, $.01 par value (the "Series A Preferred Stock"), and (y) Common Stock Purchase Warrants to purchase an aggregate 231,325 shares of Common Stock, and

      (b) Koch (i) a Note in the aggregate principal amount of $4,156,000.00 and
(ii) a Warrant to purchase an aggregate 915,662 shares of Common Stock at an exercise price of $0.75 per share in exchange for the delivery by Koch to the Company for cancellation of (x) 4,000 shares of Series A Preferred Stock and (y) Common Stock Purchase Warrants to purchase an aggregate 154,217 shares of Common Stock.

      The Notes have a maturity of two years and are convertible based on a rolling twenty day trading period at a rate of 95% of the average of the five lowest closing bid prices during the period and have a fixed ceiling on the number of shares of Common Stock (6,800,000) into which they can be converted.

Item 7. Financial Statement and Exhibits

      (c)   The following documents are filed herewith as exhibits:

            99.1  Copy of Company press release dated December 14, 2000.


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                                    SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on behalf by the undersigned hereto duly authorized.

                                          TRANSMEDIA ASIA PACIFIC, INC.


                                          /s/ Grant White
                                          ------------------------------
                                          Name:  Grant White
                                          Title: Chief Executive Officer

Date: December 18, 2000


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